Exhibit 99.1

Molson Coors Reports 2019 Full Year and Fourth Quarter Results

Full Year (FY) Worldwide Brand Volume Decreased 3.5%

FY Net Sales Revenue Decreased 1.8% Reported and 0.6% in Constant Currency

FY Net Income of $242 Million ($1.11 Per Share) Decreased 78.4%, and FY Underlying (Non-GAAP) EPS of $4.54 Decreased 9.9%

FY Underlying EBITDA of $2.4 Billion Decreased 2.6% in Constant Currency

FY Operating Cash Flow of $1.9 Billion, and Underlying (Non-GAAP) Free Cash Flow of Nearly $1.4 Billion

Over Delivers on Cost Savings and Remains Committed to Deleverage

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4th Quarter (4th Q) Worldwide Brand Volume Decreased 1.0%

4th Q Net Sales Revenue Increased 2.8% Reported and 3.0% in Constant Currency

4th Q Net Income of $164 Million ($0.75 Per Share) Increased 115.4%, and 4th Q Underlying (Non-GAAP) EPS of $1.02 Increased 21.4%

4th Q Underlying EBITDA of $563 Million Increased 15.8% in Constant Currency

DENVER & MONTREAL--(BUSINESS WIRE)--February 12, 2020--Molson Coors Beverage Company (NYSE: TAP; TSX: TPX) today reported results for the 2019 full year and fourth quarter. Molson Coors president and chief executive officer Gavin Hattersley said:

"Full year 2019 was a challenging year for Molson Coors Beverage Company. However, despite significant headwinds and continued volume declines, we grew NSR/HL and improved our mix, delivered strong free cash flow and cost savings, reduced our debt, and started making progress toward premiumizing and modernizing our portfolio."

Gavin continued, "We know we have a lot of work still to do. That’s why last quarter we announced a plan to get Molson Coors back to consistent topline growth. The plan is designed to streamline the company, allow us to move faster, and free up resources to invest in our brands and capabilities. As promised in October, we’ve wasted no time in implementing the plan."

Consolidated Performance - Full Year 2019

	Twelve Months Ended
($ in millions, except per share data) (Unaudited)	December 31, 2019	December 31, 2018	Reported Increase (Decrease)	Foreign Exchange Impact	Constant Currency Increase (Decrease)(2)
Net Sales	$10,579.4	$10,769.6	(1.8)%	$(126.4)	(0.6)%
U.S. GAAP Net income (loss)(1)	$241.7	$1,116.5	(78.4)%
Per diluted share	$1.11	$5.15	(78.4)%
Underlying (Non-GAAP) Net income (loss)(2)	$985.0	$1,091.2	(9.7)%
Per diluted share	$4.54	$5.04	(9.9)%
Underlying EBITDA (Non-GAAP)(2)	$2,364.0	$2,453.7	(3.7)%	$(25.6)	(2.6)%

Consolidated Performance - Fourth Quarter 2019

	Three Months Ended
($ in millions, except per share data) (Unaudited)	December 31, 2019	December 31, 2018	Reported Increase (Decrease)	Foreign Exchange Impact	Constant Currency Increase (Decrease)(2)
Net Sales	$2,486.2	$2,418.7	2.8%	$(4.1)	3.0%
U.S. GAAP Net income (loss)(1)	$163.7	$76.0	115.4%
Per diluted share	$0.75	$0.35	114.3%
Underlying (Non-GAAP) Net income (loss)(2)	$221.5	$182.3	21.5%
Per diluted share	$1.02	$0.84	21.4%
Underlying EBITDA (Non-GAAP)(2)	$563.1	$487.7	15.5%	$(1.9)	15.8%

(1)	Net income (loss) attributable to MCBC.
(2)	See Appendix for definitions and reconciliations of non-GAAP financial measures.

Full Year Consolidated Highlights (versus 2018 Results)
  Net Sales: $10.6 billion, decreased 1.8% and 0.6% in constant currency driven by volume declines in all segments, partially offset by net sales per hectoliter growth.
  Net sales per hectoliter: $114.10 on a reported financial-volume basis, increased 2.4% and net sales per hectoliter on a brand volume basis increased by 2.9% in constant currency, primarily driven by positive global net pricing and mix benefiting from our continued focus on premiumizing our portfolio.
  Volume: Worldwide brand volume of 88.9 million hectoliters decreased 3.5% due to lower volume in all segments primarily driven by challenging industry dynamics, particularly in the U.S. and Canada. Financial volume of 92.7 million hectoliters decreased 4.0%. Global priority brand volume decreased 2.2%.
  Cost of goods sold (COGS) per hectoliter: on a reported basis, increased 0.9% primarily driven by inflation, volume deleverage, and negative mix, partially offset by lower unrealized mark-to-market losses on our commodity positions, cost savings and foreign currency movements.
  Underlying COGS per hectoliter: increased 4.9% in constant currency primarily driven by the same factors as U.S. GAAP results excluding the impacts of the changes in unrealized mark-to-market positions and foreign currency movements.
  U.S. GAAP net income attributable to MCBC: decreased 78.4%, largely driven by the impact of aggregate goodwill and intangible asset impairment charges of approximately $692 million primarily related to our Canada reporting unit. The decrease was also due to lower volume, inflation, restructuring charges and one-time pension and postretirement costs, partially offset by positive global pricing, cost savings, lower incentive compensation, as well as lower interest expense.
  Underlying net income: decreased 9.7%, primarily driven by the same factors as U.S. GAAP net income, excluding the impact of the aggregate goodwill and intangible asset impairment charges and restructuring charges, as well as a higher underlying effective tax rate as compared to the prior year.
  Underlying EBITDA: decreased 2.6% on a constant currency basis, largely driven by the same factors as underlying net income, with the exception of the impacts of interest and income tax expense.
  U.S. GAAP cash from operations: net cash provided by operating activities for full year 2019 was approximately $1.9 billion, which represents a decrease of $434 million from the prior year. This decrease was primarily driven by cycling the $328 million cash payment received in January 2018 related to a purchase price adjustment for our acquisition of the Miller International Business, as well as lower net income adjusted for non-cash add backs and higher cash paid for taxes, partially offset by favorable changes in working capital and lower interest paid.
  Underlying free cash flow: $1,369.8 million for full year 2019, which represents a decrease of $52.1 million from the prior year, primarily due to lower underlying EBITDA and higher cash paid for taxes, partially offset by lower capital expenditures, favorable changes in working capital and lower cash paid for interest.
  Debt: Total debt at the end of 2019 was $9.038 billion, and cash and cash equivalents totaled $523.4 million, resulting in net debt of $8.514 billion.

Quarterly Consolidated Highlights (versus Fourth Quarter 2018 Results)
  Net sales: $2.5 billion, increased by 2.8% and 3.0% in constant currency driven by net sales per hectoliter growth and higher financial volume, including an anticipated benefit in the U.S. from shipments exceeding brand volume as full year shipment volumes and brand volumes converged.
  Net sales per hectoliter: $114.22 on a reported financial-volume basis, increased 1.8% and net sales per hectoliter on a brand volume basis increased by 1.1% in constant currency, driven by positive global pricing and mix, benefiting from our continued focus on premiumizing our portfolio.
  Volume: Worldwide brand volume of 21.8 million hectoliters decreased 1.0%, primarily driven by lower economy volumes in the U.S. and weakened performance in Canada, partially offset by growth in International. Financial volume of 21.8 million hectoliters increased 1.0%, driven by quarterly timing of distributor inventories in the U.S., and growth in International, partially offset by lower volume in Canada and Europe. Global priority brand volume increased 1.6%.
  Cost of goods sold (COGS) per hectoliter: on a reported basis, decreased 5.7% primarily driven by unrealized mark-to-market changes on our commodity positions, cost savings and foreign currency movements, partially offset by inflation.
  Underlying COGS per hectoliter: increased 1.7% in constant currency primarily driven by inflation and mix, partially offset by cost savings. This increase was significantly improved versus prior quarters primarily reflecting fixed cost absorption in our U.S. business resulting from the timing of our financial volumes during the fourth quarter, and cycling one-time costs in our Canadian business.
  U.S. GAAP net income attributable to MCBC: increased by $87.7 million driven by cycling the timing of shipments in the prior year, positive global net pricing, cost savings, a non-recurring vendor benefit in the U.S. and lower one-time incentive compensation expense driven by anticipated departures as a result of the revitalization plan which together account for approximately 50% of the reduction in marketing, general and administrative expense, along with timing of marketing investments, partially offset by restructuring charges and one-time pension and postretirement costs.
  Underlying net income: increased 21.5%, driven by the same factors as U.S. GAAP net income with the exception of restructuring charges and one-time pension and postretirement costs.
  Underlying EBITDA: increased 15.8% on a constant currency basis, largely driven by the same factors as underlying net income.

Business Review - Fourth Quarter 2019
Net Sales

($ in millions) (Unaudited)	Three Months Ended
	December 31, 2019	December 31, 2018	Reported Increase (Decrease)	Foreign Exchange Impact	Constant Currency Increase (Decrease)(1)
United States	$1,679.9	$1,603.8	4.7%	$—	4.7%
Canada	307.1	322.0	(4.6)%	0.5	(4.8)%
Europe	469.3	464.3	1.1%	(4.6)	2.1%
International	62.0	57.7	7.5%	—	7.5%
Corporate	0.2	0.1	100.0%	—	100.0%
Eliminations(2)	(32.3)	(29.2)	(10.6)%	—	(10.6)%
Consolidated	$2,486.2	$2,418.7	2.8%	$(4.1)	3.0%

(1)	See Appendix for definitions and reconciliations of non-GAAP financial measures.
(2)	Reflects intercompany sales that are eliminated in consolidated totals.

Pretax Income (U.S. GAAP)

($ in millions) (Unaudited)	Three Months Ended
	December 31, 2019	December 31, 2018	Reported Increase (Decrease)	Foreign Exchange Impact	Constant Currency Increase (Decrease)(1)
United States	$283.1	$239.3	18.3%	$(0.3)	18.4%
Canada	4.6	9.1	(49.5)%	—	(49.5)%
Europe	54.3	33.5	62.1%	(1.4)	66.3%
International	(2.2)	(6.7)	67.2%	0.1	65.7%
Corporate	(133.2)	(205.9)	35.3%	(0.2)	35.4%
Consolidated	$206.6	$69.3	198.1%	$(1.8)	200.7%

(1)	See Appendix for definitions and reconciliations of non-GAAP financial measures.

Underlying EBITDA (Non-GAAP)(1)

($ in millions) (Unaudited)	Three Months Ended
	December 31, 2019	December 31, 2018	Reported Increase (Decrease)	Foreign Exchange Impact	Constant Currency Increase (Decrease)(1)
United States	$431.3	$370.1	16.5%	$(0.3)	16.6%
Canada	64.7	64.7	—%	0.6	(0.9)%
Europe	93.1	80.7	15.4%	(2.1)	18.0%
International	4.1	2.8	46.4%	(0.1)	50.0%
Corporate	(30.1)	(30.6)	1.6%	—	1.6%
Consolidated	$563.1	$487.7	15.5%	$(1.9)	15.8%

(1)	See Appendix for definitions and reconciliations of non-GAAP financial measures.

Quarterly Segment Highlights (versus Fourth Quarter 2018 Results)

United States Business

  Revenue: Net sales increased 4.7% due to higher financial volume and net sales per hectoliter (brand volume basis) growth of 1.6% driven by higher net pricing.
  Volume: U.S. brand volume decreased 1.7%, driven by declines in the economy segment while our premium light and above premium portfolio trends improved. Sales-to-wholesalers (STWs) volume, excluding contract brewing, increased 2.5% driven by cycling lower shipments in the prior year attributed to quarterly timing of distributor inventories, partially offset by lower brand volume. On a full year basis, brand volume and STWs largely converged.
  COGS per hectoliter increased 1.3%, due to inflation, partially offset by cost savings and fixed cost absorption related to increased financial volumes.
  Marketing, general and administrative (MG&A) expense decreased 6.8% primarily driven by the shift of marketing investments to earlier in the year to support the launch of various above premium and innovation initiatives, as well as a non-recurring vendor benefit.
  U.S. pretax income increased 18.3% from the prior year driven by higher financial volumes, lower MG&A expenses and higher net pricing, partially offset by inflation and special charges related to the planned closure of our Irwindale, California brewery and restructuring activities.
  U.S. underlying EBITDA increased 16.5% driven by the same factors as U.S. GAAP results with the exception of special charges.

Canada Business

  Revenue: Net sales decreased 4.6%, and 4.8% in constant currency, primarily driven by volume declines and a net sales per hectoliter (brand volume basis) decline of 0.7% in constant currency, primarily driven by unfavorable mix, partially offset by positive net pricing.
  Volume: Canada brand volume decreased 6.9% and financial volume decreased 4.0% in the fourth quarter. The decline in brand volume is driven primarily by weakened brand performance and industry declines, while financial volume was positively impacted by cycling lower customer inventory levels in the prior year.
  COGS per hectoliter decreased 1.4% in constant currency primarily driven by cycling one-time charges related to inventory write-offs and cost savings, partially offset by volume deleverage.
  MG&A expense increased 0.9% in constant currency primarily driven by Truss joint venture start-up costs, partially offset by lower incentive compensation.
  Canada pretax income of $4.6 million, decreased $4.5 million from the prior year, driven primarily by restructuring charges, the gross profit impacts of volume declines, Truss joint venture start-up costs, partially offset by cycling one-time inventory write offs in the prior year, unrealized mark-to-market changes on our HEXO warrants and lower incentive compensation.
  Canada underlying EBITDA decreased 0.9% in constant currency, primarily due to the same factors as U.S. GAAP results with the exception of restructuring charges and unrealized mark-to-market changes on our HEXO warrants.

Europe Business

  Revenue: Net sales increased 1.1% and 2.1% in constant currency driven by net sales per hectoliter (brand volume basis) growth of 4.0% in constant currency as a result of positive pricing and mix.
  Volume: Europe brand volume decreased 0.4% and financial volume decreased 1.4%. The decline in brand volumes is driven primarily by lower brand performance while our premium portfolio had strong momentum during the fourth quarter with higher volume growth than the full year.
  COGS per hectoliter increased 4.7% in constant currency, primarily due to inflation.
  MG&A expense decreased 10.7% in constant currency, primarily driven by the shift of marketing investments to earlier in the year and lower incentive compensation expense.
  Europe pretax income increased 62.1% from the prior year, driven primarily by positive pricing and mix, special benefits related to consideration received following the termination of distribution, brewing and joint venture agreements with a partner in one of our markets, which substantially offset related impairment losses previously recorded during the third quarter, and lower MG&A expense, partially offset by inflation, restructuring charges, lower volume and unfavorable foreign currency movements.
  Europe underlying EBITDA increased 18.0% in constant currency driven by the same factors as U.S. GAAP results with the exception of special benefits.

International Business

  Revenue: Net sales increased 7.5% both on a reported basis and in constant currency, driven by brand volume growth, partially offset by a 5.3% decline in net sales per hectoliter (brand volume basis) in constant currency, due to geographic mix.
  Volume: International brand volume increased 13.9% driven by strong Coors Light performance in Mexico, continued growth in Argentina and timing of STWs, partially offset by India supply chain and demand constraints.
  COGS per hectoliter increased 6.2% in constant currency, driven by inflation and geographic mix.
  MG&A expense decreased 0.5% in constant currency.
  International reported a pretax loss of $2.2 million, compared to a loss of $6.7 million in the prior year, driven by higher volume, lower MG&A expense and cycling higher special charges related to the exit of our China business, partially offset by negative geographic mix and restructuring charges.
  International underlying EBITDA of $4.1 million increased 50.0% in constant currency driven by the same factors as U.S. GAAP results with the exception of special charges.

Corporate

  Corporate reported a pretax loss of $133.2 million in the fourth quarter compared to a loss of $205.9 million in the prior year, primarily due to unrealized mark-to-market changes on our commodity positions, lower net interest expense and lower incentive compensation, partially offset by one-time pension and postretirement charges.
  Corporate underlying EBITDA improved by $0.5 million, driven primarily by lower incentive compensation and project spend.

Worldwide Brand and Financial Volume(1)

(In millions of hectoliters) (Unaudited)	Three Months Ended
	December 31, 2019	December 31, 2018	Change
Financial Volume(1)	21.766	21.556	1.0%
Contract brewing, wholesaler and non-beer volume	(1.794)	(1.781)	0.7%
Royalty Volume	1.280	1.110	15.3%
Sales-To-Wholesaler to Sales-To-Retail adjustment	0.536	1.126	(52.4)%
Total Worldwide Brand Volume(1)	21.788	22.011	(1.0)%

(1)	See Appendix for definitions and additional discussion regarding Financial and Worldwide Brand Volume.

Other Results

Cost Savings Update

  We delivered full year cost savings of approximately $230 million in 2019, resulting in a total of approximately $725 million delivered over the course of our 2017 - 2019 program. The total savings over this 3 year program of $725 million exceeded the most recent guidance of $700 million and original goal of $550 million.
  Total one-time costs to achieve transaction-related synergies were approximately $31 million in 2019. Total one-time costs to achieve our 2017 - 2019 transaction-related synergies were $208 million, of which approximately 70% was non-core operating expense and 30% was capital spending. Total costs over the 3 year program were approximately $20 million less than our most recent guidance of $230 million and approximately $140 million less than our original expectation of $350 million.
  We are committed to continuing to deliver cost savings across the organization and are constantly evaluating the business to identify areas for additional savings. Our next generation cost savings program, which began in 2020, is currently expected to deliver approximately $600 million over the 3 year program term through 2022 and is focused around many of the same functions of the business as the 2017 - 2019 program. These cost savings include $150 million related to the revitalization plan.
  Total one-time costs to achieve savings from the revitalization plan are expected to be approximately $120 million to $180 million. We began recognizing these costs in the fourth quarter of 2019, and expect the remainder will be spread through the balance of fiscal years 2020 and 2021.

Effective Income Tax Rates

	Three Months Ended		Twelve Months Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
U.S. GAAP effective tax rate	19.6%	(9.2)%	48.7%	16.6%
Underlying effective tax rate	22.5%	13.7%	21.7%	16.5%

  Our fourth quarter effective tax rate increased to 19.6% from negative 9.2% a year ago, primarily due to a one-time tax benefit recognized in the fourth quarter of 2018. The increase in our effective tax rate during the full year 2019 was primarily driven by the $668.3 million impairment loss attributable to nondeductible goodwill of our Canada reporting unit as well as other one-time tax expense items recognized in 2019.
  Our fourth quarter underlying effective tax rate increased to 22.5% from 13.7% a year ago, primarily due to the above mentioned one-time tax benefit recognized in the fourth quarter of 2018. The increase in our full year underlying tax rate versus the prior year was primarily due to the above mentioned one-time tax expenses recognized in 2019.

Special and Other Non-Core Items

The following special and other non-core items have been excluded from underlying results. See the Appendix for reconciliations of non-GAAP financial measures.

  During the fourth quarter of 2019, MCBC recognized a net special charge of $42.4 million, largely driven by restructuring charges related to our revitalization plan and asset abandonment charges consisting primarily of accelerated depreciation related to brewery closures, including the recently announced planned closure of our Irwindale, California brewery.
  Additionally during the fourth quarter of 2019, we recorded other non-core net costs of $39.9 million, primarily driven by one-time pension and postretirement charges, integration-related expenses and net changes in our unrealized mark-to-market positions on commodity hedges and our HEXO warrants.

2020 Outlook

We currently expect the following for full year 2020, which we consider a transition year:

  Net Sales Revenue: flat to low-single digit decrease on a constant currency basis.
  Underlying EBITDA: high-single digit decrease from the full year 2019 underlying EBITDA of $2.364 billion, on a constant currency basis.
  Underlying free cash flow: $1.1 billion, plus or minus 10%.
  Capital spending: approximately $700 million, plus or minus 10%.
  Cost savings: approximately $600 million for the 2020 to 2022 program which includes the cost savings associated with the revitalization program.
  Underlying depreciation and amortization: approximately $850 million.
  Consolidated net interest expense: approximately $280 million, plus or minus 5%.
  Underlying effective tax rate in the range of 20% to 24% for 2020 and beyond, which remains subject to additional definitive guidance and finalized regulations from the U.S. government regarding the implementation of the tax reform legislation from 2017.
  Deleverage & Dividend: We intend to maintain our investment grade rating as demonstrated by our continued deleverage. Additionally, our intention is to maintain a dividend payout-ratio target in the range of 20%-25% of trailing annual underlying EBITDA.

Notes

Unless otherwise indicated in this release, all $ amounts are in U.S. Dollars, and all comparative results are for the Company’s fourth quarter or full year ended December 31, 2019, compared to the fourth quarter or full year ended December 31, 2018. Some numbers may not sum due to rounding.

As used in this release, the term “Acquisition” refers to the Company’s acquisition from Anheuser-Busch InBev SA/NV on October 11, 2016, of SABMiller plc’s 58% economic interest and 50% voting interest in MillerCoors LLC and all trademarks, contracts and other assets primarily related to the Miller International business outside of the U.S. and Puerto Rico.

2019 Fourth Quarter Conference Call

Molson Coors Beverage Company will conduct an earnings conference call with financial analysts and investors at 11:00 a.m. Eastern Time today to discuss the Company’s 2019 fourth quarter and full year results. The live webcast will be accessible via the Company’s website, www.molsoncoors.com. An online replay of the webcast will be available until 11:59 p.m. Eastern Time on April 29, 2020. The Company will post this release and related financial statements on its website today.

Overview of Molson Coors

For over two centuries Molson Coors has been brewing beverages that unite people for all of life’s moments. From Coors Light, Miller Lite, Molson Canadian, Carling, and Staropramen to Coors Banquet, Blue Moon Belgian White, Saint Archer Gold, Leinenkugel’s Summer Shandy, Creemore Springs and more, Molson Coors produces some of the most beloved and iconic beer brands ever made. While the company’s history is rooted in beer, Molson Coors offers a modern portfolio that expands beyond the beer aisle with sparkling cocktails, hard coffee, canned wine, kombucha, cider and more.

At December 31, 2019 Molson Coors operated through Molson Coors Canada, MillerCoors in the U.S., Molson Coors Europe and Molson Coors International. The company’s commitment to raising industry standards and leaving a positive imprint on our employees, consumers, communities and the environment is reflected in Our Beer Print and our 2025 sustainability targets.

Effective January 2020, we moved from a corporate center and four business units to two business units - North America and Europe. The change in structure to two business units and the resulting financial reporting segment changes will not be reflected until our first quarter 2020 results. We also changed our name from Molson Coors Brewing Company to Molson Coors Beverage Company, in January 2020, in order to better reflect our strategic intent to expand beyond beer and into other growth adjacencies in the beverage industry. To learn more about Molson Coors Beverage Company, visit molsoncoors.com, ourbeerprint.com or on Twitter through @MolsonCoors.

About Molson Coors Canada Inc.

Molson Coors Canada Inc. (MCCI) is a subsidiary of Molson Coors Beverage Company. MCCI Class A and Class B exchangeable shares offer substantially the same economic and voting rights as the respective classes of common shares of MCBC, as described in MCBC’s annual proxy statement and Form 10-K filings with the U.S. Securities and Exchange Commission. The trustee holder of the special Class A voting stock and the special Class B voting stock has the right to cast a number of votes equal to the number of then outstanding Class A exchangeable shares and Class B exchangeable shares, respectively.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “anticipate,” “project,” “will,” “outlook,” and similar expressions identify forward-looking statements, which generally are not historic in nature. Statements that refer to projections of our future financial performance, our anticipated growth, cost savings and trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements, and include, but are not limited to, statements under the heading "2020 Outlook," expectations regarding future dividends, overall volume trends, consumer preferences, pricing trends, industry forces, cost reduction strategies, including our revitalization plan announced in 2019 and the estimated range of related charges and timing of cash charges, anticipated results, expectations for funding future capital expenditures and operations, debt service capabilities, timing and amounts of debt and leverage levels, shipment levels and profitability, market share and the sufficiency of capital resources. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s historical experience, and present projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”). These factors include, among others, the impact of increased competition resulting from further consolidation of brewers, competitive pricing and product pressures; health of the beer industry and our brands in our markets; economic conditions in our markets; additional impairment charges; our ability to maintain manufacturer/distribution agreements; changes in our supply chain system; availability or increase in the cost of packaging materials; success of our joint ventures; risks relating to operations in developing and emerging markets; changes in legal and regulatory requirements, including the regulation of distribution systems; fluctuations in foreign currency exchange rates; increase in the cost of commodities used in the business; the impact of climate change and the availability and quality of water; loss or closure of a major brewery or other key facility; our ability to implement our strategic initiatives, including executing and realizing cost savings; our ability to successfully integrate newly acquired businesses; our ability to achieve expected tax benefits, accretion and cost savings relating to our acquisition of MillerCoors; pension plan and other post-retirement benefit costs; failure to comply with debt covenants or deterioration in our credit rating; our ability to maintain good labor relations; our ability to maintain brand image, reputation and product quality; and other risks discussed in our filings with the SEC, including our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.

APPENDIX
Worldwide Brand and Financial Volumes

Worldwide brand volume (or "brand volume" when discussed by segment) reflects only owned brands sold to unrelated external customers within our geographic markets (net of returns and allowances), royalty volume and our proportionate share of equity investment worldwide brand volume calculated consistently with MCBC owned volume. Contract brewing and wholesaler volume is included within financial volume, but is removed from worldwide brand volume, as this is non-owned volume for which we do not directly control performance. Our worldwide brand volume definition also includes an adjustment from Sales-to-Wholesaler (STW) volume to Sales-to-Retailer (STR) volume. We believe the brand volume metric is important because, unlike financial volume and STWs, it provides the closest indication of the performance of our brands in relation to market and competitor sales trends.

Use of Non-GAAP Measures

In addition to financial measures presented on the basis of accounting principles generally accepted in the U.S. ("U.S. GAAP"), we also present constant currency, "underlying COGS" and "underlying COGS per hectoliter" (underlying COGS divided by reported financial volume), "underlying pretax and net income," "underlying income per diluted share," "underlying effective tax rate," and "underlying free cash flow," which are non-GAAP measures and should be viewed as supplements to (not substitutes for) our results of operations presented under U.S. GAAP. We also present underlying earnings before interest, taxes, depreciation, and amortization ("underlying EBITDA") as a non-GAAP measure. Our management uses underlying income, underlying income per diluted share, underlying EBITDA, and underlying effective tax rate as measures of operating performance, as well as underlying free cash flow in the measure of cash generated from core operations, to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; in communications with the board of directors, stockholders, analysts and investors concerning our financial performance; as useful comparisons to the performance of our competitors; and as metrics of certain management incentive compensation calculations. We believe that underlying income, underlying income per diluted share, underlying EBITDA, and underlying effective tax rate performance are used by, and are useful to, investors and other users of our financial statements in evaluating our operating performance, as well as underlying free cash flow in evaluating our generation of cash from core operations, because they provide an additional tool to evaluate our performance without regard to special and non-core items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure. In addition to the reasons discussed above, we consider underlying free cash flow an important measure of our ability to generate cash, grow our business and enhance shareholder value, driven by core operations and after adjusting for non-core items. In addition, constant-currency results exclude the impact of foreign currency movements. For discussion and analysis of our liquidity, see the consolidated statements of cash flows and the Liquidity and Capital Resources section of our Management’s Discussion and Analysis of Financial Condition and Results of Operations in our latest Form 10-K and 10-Q filings with the SEC.

We have provided reconciliations of all historical non-GAAP measures to their nearest U.S. GAAP measure and have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure. These adjustments consist of special items from our U.S. GAAP financial statements as well as other non-core items, such as integration related costs, unrealized mark-to-market gains and losses, and gains and losses on sales of non-operating assets, included in our U.S. GAAP results that warrant adjustment to arrive at non-GAAP results. We consider these items to be necessary adjustments for purposes of evaluating our ongoing business performance and are often considered non-recurring. Such adjustments are subjective and involve significant management judgment.

Our guidance for underlying depreciation and amortization, underlying free cash flow and underlying effective tax rate are also non-GAAP financial measures that exclude or otherwise have been adjusted for special items from our U.S. GAAP financial statements as well as other non-core items, such as integration related costs, unrealized mark-to-market gains and losses, and gains and losses on sales of non-operating assets, included in our U.S. GAAP results that warrant adjustment to arrive at non-GAAP results. We consider these items to be necessary adjustments for purposes of evaluating our ongoing business performance and are often considered non-recurring. Such adjustments are subjective and involve significant management judgment. We are unable to reconcile the above described guidance measures to their nearest U.S. GAAP measures without unreasonable efforts because we are unable to predict with a reasonable degree of certainty the actual impact of the special and other non-core items. By their very nature, special and other non-core items are difficult to anticipate with precision because they are generally associated with unexpected and unplanned events that impact our company and its financial results. Therefore, we are unable to provide a reconciliation of these measures.

Constant currency is a non-GAAP measure utilized by Molson Coors management to measure performance, excluding the impact of foreign currency movements, and is intended to be indicative of results in local currency. As we operate in various foreign countries where the local currency may strengthen or weaken significantly versus the U.S. dollar or other currencies used in operations, we utilize a constant currency measure as an additional metric to evaluate the underlying performance of each business without consideration of foreign currency movements. This information is non-GAAP and should be viewed as a supplement to (not a substitute for) our reported results of operations under U.S. GAAP. We calculate the impact of foreign exchange on net sales, pretax income, non-GAAP underlying EBITDA and non-GAAP underlying pretax income using the following steps:

  Multiply our current period local currency operating results (that also include the impact of the comparable prior-period currency hedging activities) by the weighted average foreign exchange rates used to translate the financial statements in the comparable prior year period. The result is the current-period operating results in U.S. dollars, as if foreign exchange rates had not changed from the prior-year period.
  Subtract the result in step 1 from the unadjusted current-period reported operating result in U.S. dollars (U.S. GAAP measure). This difference reflects the impact of foreign currency translational gains/losses included in the current-period results.
  Determine the amount of actual non-operating foreign currency gains/losses as a result of hedging activities and activities transacted in a currency other than the functional currency of each legal entity.
  Add the results of steps 2 and 3 above. This sum equals the total impact of foreign currency translational gains/losses and realized gains/losses from foreign currency transactions. This is the value shown in the “Foreign Exchange $ Impact” column within the tables above.

Reconciliations to Nearest U.S. GAAP Measures
Underlying EBITDA

($ in millions) (Unaudited)	Three Months Ended
	December 31, 2019	December 31, 2018	Change
U.S. GAAP: Net income (loss) attributable to MCBC	$163.7	$76.0	115.4%
Add: Net income (loss) attributable to noncontrolling interests	2.5	(0.3)	N/M
U.S. GAAP: Net income (loss)	166.2	75.7	119.6%
Add: Interest expense (income), net	68.2	70.9	(3.8)%
Add: Income tax expense (benefit)	40.4	(6.4)	N/M
Add: Depreciation and amortization	217.6	213.3	2.0%
Adjustments included in underlying income(1)	82.3	141.7	(41.9)%
Adjustments to arrive at underlying EBITDA(2)	(11.6)	(7.5)	54.7%
Non-GAAP: Underlying EBITDA	$563.1	$487.7	15.5%

($ in millions) (Unaudited)	Twelve Months Ended
	December 31, 2019	December 31, 2018	Change
U.S. GAAP: Net income (loss) attributable to MCBC	$241.7	$1,116.5	(78.4)%
Add: Net income (loss) attributable to noncontrolling interests	4.5	18.1	(75.1)%
U.S. GAAP: Net income (loss)	246.2	1,134.6	(78.3)%
Add: Interest expense (income), net	272.7	298.2	(8.6)%
Add: Income tax expense (benefit)	233.7	225.2	3.8%
Add: Depreciation and amortization	859.0	857.5	0.2%
Adjustments included in underlying income(1)	784.1	(31.1)	N/M
Adjustments to arrive at underlying EBITDA(2)	(31.7)	(30.7)	3.3%
Non-GAAP: Underlying EBITDA	$2,364.0	$2,453.7	(3.7)%

N/M = Not meaningful
(1)	Includes adjustments to non-GAAP underlying income related to special and non-core items. See Reconciliations to Nearest U.S. GAAP Measures by Line Item table for detailed adjustments.

(2)

Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to non-GAAP underlying income above, as these items are added back as adjustments to net income attributable to MCBC.

Underlying Free Cash Flow

(In millions) (Unaudited)		Twelve Months Ended
		December 31, 2019	December 31, 2018
U.S. GAAP:	Net Cash Provided by (Used In) Operating Activities	$1,897.3	$2,331.3
Less:	Additions to properties(1)	(593.8)	(651.7)
Add/Less:	Cash impact of special items(2)	33.9	(310.1)
Add:	Non-core costs related to acquisition of businesses(3)	32.4	52.4
Non-GAAP:	Underlying Free Cash Flow	$1,369.8	$1,421.9

(1)	Included in net cash used in investing activities.

(2)

Included in net cash provided by (used in) operating activities. For the twelve months ended December 31, 2019, primarily reflects costs paid for restructuring activities and for the twelve months ended December 31, 2018, primarily reflects the settlement payment received relating to a purchase price adjustment.

(3)	Included in net cash provided by (used in) operating activities and reflects costs paid associated with the Acquisition.

Statements of Operations - Molson Coors Beverage Company and Subsidiaries
Condensed Consolidated Statements of Operations

(In millions, except per share data) (Unaudited)	Three Months Ended		Twelve Months Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Financial volume in hectoliters	21.766	21.556	92.722	96.627
Sales	$3,091.0	$3,024.4	$13,009.1	$13,338.0
Excise taxes	(604.8)	(605.7)	(2,429.7)	(2,568.4)
Net sales	2,486.2	2,418.7	10,579.4	10,769.6
Cost of goods sold	(1,520.0)	(1,596.0)	(6,378.2)	(6,584.8)
Gross profit	966.2	822.7	4,201.2	4,184.8
Marketing, general and administrative expenses	(612.9)	(663.0)	(2,728.0)	(2,802.7)
Special items, net	(42.4)	(18.0)	(708.8)	249.7
Operating income (loss)	310.9	141.7	764.4	1,631.8
Interest income (expense), net	(68.2)	(70.9)	(272.7)	(298.2)
Other pension and postretirement benefits (costs), net	(22.1)	10.7	2.9	38.2
Other income (expense), net	(14.0)	(12.2)	(14.7)	(12.0)
Income (loss) before income taxes	206.6	69.3	479.9	1,359.8
Income tax benefit (expense)	(40.4)	6.4	(233.7)	(225.2)
Net income (loss)	166.2	75.7	246.2	1,134.6
Net (income) loss attributable to noncontrolling interests	(2.5)	0.3	(4.5)	(18.1)
Net income (loss) attributable to MCBC	$163.7	$76.0	$241.7	$1,116.5

Basic net income (loss) attributable to MCBC per share:	$0.76	$0.35	$1.12	$5.17
Diluted net income (loss) attributable to MCBC per share:	$0.75	$0.35	$1.11	$5.15

Weighted average shares - basic	216.7	216.1	216.6	216.0
Weighted average shares - diluted	217.0	216.7	216.9	216.6

Dividends per share	$0.57	$0.41	$1.96	$1.64

Molson Coors Beverage Company and Subsidiaries
U.S. Results of Operations

(In millions) (Unaudited)	Three Months Ended		Twelve Months Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Financial volume in hectoliters(1)	14.384	14.010	61.600	64.272
Sales(1)	$1,902.4	$1,818.3	$8,187.0	$8,234.4
Excise taxes	(222.5)	(214.5)	(945.7)	(974.5)
Net sales(1)	1,679.9	1,603.8	7,241.3	7,259.9
Cost of goods sold(1)	(1,018.6)	(979.0)	(4,294.5)	(4,277.5)
Gross profit	661.3	624.8	2,946.8	2,982.4

Marketing, general and administrative expenses	(356.7)	(382.7)	(1,621.1)	(1,631.3)
Special items, net(2)	(19.8)	(3.3)	(26.6)	(37.8)
Operating income	284.8	238.8	1,299.1	1,313.3
Interest income (expense), net	(1.6)	0.8	3.0	8.8
Other income (expense), net	(0.1)	(0.3)	(0.3)	(1.4)
Income (loss) before income taxes	$283.1	$239.3	$1,301.8	$1,320.7
Add/(less):
Special items, net(2)	19.8	3.3	26.6	37.8
Integration related costs(3)	(0.5)	0.3	(0.5)	2.9
Non-GAAP: Underlying pretax income (loss)	$302.4	$242.9	$1,327.9	$1,361.4
Add: Interest expense (income), net	1.6	(0.8)	(3.0)	(8.8)
Add: Depreciation and amortization	135.3	129.0	527.4	514.0
Adjustments to arrive at underlying EBITDA(4)	(8.0)	(1.0)	(8.8)	(5.2)
Non-GAAP: Underlying EBITDA	$431.3	$370.1	$1,843.5	$1,861.4

(1)	Includes gross inter-segment sales, purchases, and volumes, which are eliminated in the consolidated totals.

(2)

See Part II—Item 8 Financial Statements and Supplementary Data, Note 7, "Special Items" of the Form 10-K for detailed discussion of special items. Special items for the three and twelve months ended December 31, 2019, includes accelerated depreciation in excess of normal depreciation of $8.0 million and $8.8 million, respectively, and for the three and twelve months ended December 31, 2018, includes accelerated depreciation in excess of normal depreciation of $1.0 million and $5.2 million, respectively. These accelerated depreciation charges are included in our adjustments to arrive at underlying EBITDA.

(3)

For both the three and twelve months ended December 31, 2019, a benefit of $0.6 million related to integration costs was recognized in cost of goods sold, and for both the three and twelve months ended December 31, 2019, $0.1 million of integration costs were incurred in marketing, general & administrative expenses. For the three and twelve months ended December 31, 2018, $0.3 million and $2.8 million, respectively, of integration costs were incurred in cost of goods sold, and for the twelve months ended December 31, 2018, $0.1 million of integration costs were incurred in marketing, general & administrative expenses.

(4)

Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to non-GAAP underlying income above, as these items are added back as adjustments to net income attributable to MCBC.

Molson Coors Beverage Company and Subsidiaries
Canada Results of Operations

(In millions) (Unaudited)	Three Months Ended		Twelve Months Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Financial volume in hectoliters(1)	1.890	1.969	8.059	8.554
Sales(1)	$411.6	$431.7	$1,728.8	$1,850.6
Excise taxes	(104.5)	(109.7)	(421.4)	(458.5)
Net sales(1)	307.1	322.0	1,307.4	1,392.1
Cost of goods sold(1)	(194.4)	(205.1)	(824.5)	(847.0)
Gross profit	112.7	116.9	482.9	545.1

Marketing, general and administrative expenses	(80.3)	(79.4)	(336.1)	(341.9)
Special items, net(2)	(14.0)	(6.6)	(640.4)	(23.8)
Operating income (loss)	18.4	30.9	(493.6)	179.4
Interest income, net	(0.2)	—	(0.2)	—
Other income (expense), net	(13.6)	(21.8)	(14.9)	(22.4)
Income (loss) before income taxes	$4.6	$9.1	$(508.7)	$157.0
Add/(less):
Special items, net(2)	14.0	6.6	640.4	23.8
Integration related costs(3)	1.2	0.1	3.1	0.5
Other non-core items(4)	14.3	19.5	16.3	19.5
Non-GAAP: Underlying pretax income (loss)	$34.1	$35.3	$151.1	$200.8
Add: Interest expense (income), net	0.2	—	0.2	—
Add: Depreciation and amortization	34.0	35.9	137.1	141.9
Adjustments to arrive at underlying EBITDA(5)	(3.6)	(6.5)	(22.5)	(24.5)
Non-GAAP: Underlying EBITDA	$64.7	$64.7	$265.9	$318.2

(1)	Includes gross inter-segment sales, purchases, and volumes, which are eliminated in the consolidated totals.

(2)

See Part II—Item 8 Financial Statements and Supplementary Data, Note 7, "Special Items" of the Form 10-K for detailed discussion of special items. Special items for the twelve months ended December 31, 2019, includes a goodwill impairment charge of $668.3 million. Special items for the twelve months ended December 31, 2019, also includes accelerated depreciation expense of $5.4 million and for the three and twelve months ended December 31, 2018, includes accelerated depreciation expense of $1.5 million and $4.5 million, respectively, related to the closure of the Vancouver brewery. Also incurred in the three and twelve months ended December 31, 2019, are accelerated depreciation charges in excess of normal deprecation of $3.6 million and $17.1 million, respectively, and for the three and twelve months ended December 31, 2018, accelerated depreciation charges in excess of normal depreciation incurred of $5.0 million and $20.0 million, respectively, related to the planned closure of the Montreal brewery. These accelerated depreciation charges are included in our adjustments to arrive at underlying EBITDA.

(3)

For the three and twelve months ended December 31, 2019, $1.2 million and $3.0 million, respectively, and for the three and twelve months ended December 31, 2018, $0.1 million and $0.5 million, respectively, of integration related costs were incurred in cost of goods sold. For the twelve months ended December 31, 2019, $0.1 million of integration costs were incurred in marketing, general & administrative expenses.

(4)

For the three and twelve months ended December 31, 2019, losses of $14.3 million and $17.8 million, respectively, were recorded in other income (expense), net related to the unrealized mark-to-market changes of the HEXO warrants. Separately, for the twelve months ended December 31, 2019, a gain of $1.5 million was recorded in other income (expense), net resulting from a purchase price adjustment related to the historical sale of Molson Inc.’s ownership interest in the Montreal Canadiens. For the three and twelve months ended December 31, 2018, charges of $23.8 million were recorded related to the unrealized mark-to-market changes of the HEXO warrants offset by a gain of $4.3 million recorded for the release of our guarantee of the Montreal Canadiens' obligations under a ground lease. See Part II—Item 8 Financial Statements and Supplementary Data, Note 5, "Other Income and Expense" of the Form 10-K for detailed discussion.

(5)

Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to non-GAAP underlying income above, as these items are added back as adjustments to net income attributable to MCBC.

Molson Coors Beverage Company and Subsidiaries
Europe Results of Operations

(In millions) (Unaudited)	Three Months Ended		Twelve Months Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Financial volume in hectoliters(1)(2)	5.483	5.561	23.101	23.772
Sales(2)	$740.1	$735.6	$2,950.8	$3,088.6
Excise taxes	(270.8)	(271.3)	(1,022.1)	(1,086.0)
Net sales(2)	469.3	464.3	1,928.7	2,002.6
Cost of goods sold	(308.2)	(301.2)	(1,233.2)	(1,269.4)
Gross profit	161.1	163.1	695.5	733.2

Marketing, general and administrative expenses	(111.8)	(127.2)	(515.4)	(534.6)
Special items, net(3)	7.9	(0.6)	(10.7)	(6.0)
Operating income (loss)	57.2	35.3	169.4	192.6
Interest income, net	(1.4)	(1.5)	(5.7)	(5.1)
Other income (expense), net	(1.5)	(0.3)	(3.6)	(1.1)
Income (loss) before income taxes	$54.3	$33.5	$160.1	$186.4
Add/(less):
Special items, net(3)	(7.9)	0.6	10.7	6.0
Integration related costs(4)	0.5	0.1	0.5	0.6
Non-GAAP: Underlying pretax income (loss)	$46.9	$34.2	$171.3	$193.0
Add: Interest expense (income), net	1.4	1.5	5.7	5.1
Add: Depreciation and amortization	44.8	45.0	180.1	188.0
Adjustments to arrive at underlying EBITDA(5)	—	—	(0.4)	(1.0)
Non-GAAP: Underlying EBITDA	$93.1	$80.7	$356.7	$385.1

(1)

Excludes royalty volume of 0.500 million hectoliters and 1.765 million hectoliters for the three and twelve months ended December 31, 2019, respectively, and excludes royalty volume of 0.469 million hectoliters and 1.787 million hectoliters for the three and twelve months ended December 31, 2018, respectively.

(2)	Includes gross inter-segment sales and volumes, which are eliminated in the consolidated totals.

(3)

See Part II—Item 8 Financial Statements and Supplementary Data, Note 7, "Special Items" of the Form 10-K for detailed discussion of special items. Special items for the three months ended December 31, 2019, include income related to consideration received following the termination of the distribution, brewing and joint venture agreements with a partner in one of our markets, which substantially offset the impairment losses recorded for the this matter during the third quarter of 2019. Special items for the twelve months ended December 31, 2019, includes accelerated depreciation in excess of normal depreciation of $0.4 million. For the twelve months ended December 31, 2018, includes accelerated depreciation in excess of normal depreciation of $1.0 million. Costs in both years relate to the closure of our Burton South brewery in the U.K., which closed in the first quarter of 2018. These accelerated depreciation charges are included in our adjustments to arrive at underlying EBITDA.

(4)

For both the three and twelve months ended December 31, 2019, a benefit of $0.2 million related to integration costs was recognized in cost of goods sold, and for both the three and twelve months ended December 31, 2019, $0.7 million of integration related costs were incurred in marketing, general & administrative expenses. For the three and twelve months ended December 31, 2018, $0.1 million and $0.6 million, respectively, of integration related costs were incurred in cost of goods sold.

(5)

Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to non-GAAP underlying income above, as these items are added back as adjustments to net income attributable to MCBC.

Molson Coors Beverage Company and Subsidiaries
International Results of Operations

(In millions) (Unaudited)	Three Months Ended		Twelve Months Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Financial volume in hectoliters(1)	0.498	0.480	1.866	2.214
Sales	$69.0	$67.9	$265.8	$299.5
Excise taxes	(7.0)	(10.2)	(40.5)	(49.4)
Net sales	62.0	57.7	225.3	250.1
Cost of goods sold(2)	(40.4)	(36.5)	(142.7)	(160.4)
Gross profit	21.6	21.2	82.6	89.7

Marketing, general and administrative expenses	(21.7)	(21.8)	(74.6)	(81.6)
Special items, net(3)	(2.4)	(6.1)	(15.5)	(9.3)
Operating income (loss)	(2.5)	(6.7)	(7.5)	(1.2)
Other income (expense), net	0.3	—	(0.2)	(1.5)
Income (loss) before income taxes	$(2.2)	$(6.7)	$(7.7)	$(2.7)
Add/(less):
Special items, net(3)	2.4	6.1	15.5	9.3
Integration related costs(4)	1.1	0.9	1.5	2.8
Non-GAAP: Underlying pretax income (loss)	$1.3	$0.3	$9.3	$9.4
Add: Depreciation and amortization	2.8	2.5	11.0	9.9
Non-GAAP: Underlying EBITDA	$4.1	$2.8	$20.3	$19.3

(1)

Excludes royalty volume of 0.780 million hectoliters and 2.461 million hectoliters for the three and twelve months ended December 31, 2019, respectively, and excludes royalty volume of 0.641 million hectoliters and 2.267 million hectoliters for the three and twelve months ended December 31, 2018, respectively.

(2)	Includes gross inter-segment purchases, which are eliminated in the consolidated totals.

(3)

See Part II—Item 8 Financial Statements and Supplementary Data, Note 7, "Special Items" of the Form 10-K for detailed discussion of special items. Special items for the twelve months ended December 31, 2019, includes a loss of $12.2 million due to goodwill and definite-lived intangible asset impairment charges related to our India business.

(4)

For both the three and twelve months ended December 31, 2019, $0.5 million of integration costs were incurred in cost of goods sold, and for the three and twelve months ended December 31, 2019, $0.6 million and $1.0 million, respectively, of integration costs were incurred in marketing, general & administrative expenses. For the three and twelve months ended December 31, 2018, $0.5 million and $1.0 million, respectively, of integration costs were incurred in cost of goods sold, and $0.4 million and $1.8 million, respectively, of integration costs were incurred in marketing, general & administrative expenses.

Molson Coors Beverage Company and Subsidiaries
Corporate Results of Operations

(In millions) (Unaudited)	Three Months Ended		Twelve Months Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Financial volume in hectoliters	—	—	—	—
Sales	$0.2	$0.1	$0.8	$0.8
Excise taxes	—	—	—	—
Net sales	0.2	0.1	0.8	0.8
Cost of goods sold	9.3	(103.4)	(7.4)	(166.4)
Gross profit	9.5	(103.3)	(6.6)	(165.6)

Marketing, general and administrative expenses	(42.4)	(51.9)	(180.8)	(213.3)
Special items, net(1)	(14.1)	(1.4)	(15.6)	326.6
Operating income (loss)	(47.0)	(156.6)	(203.0)	(52.3)
Interest expense, net	(65.0)	(70.2)	(269.8)	(301.9)
Other pension and postretirement benefits (costs), net	(22.1)	10.7	2.9	38.2
Other income (expense), net	0.9	10.2	4.3	14.4
Income (loss) before income taxes	$(133.2)	$(205.9)	$(465.6)	$(301.6)
Add/(less):
Special items, net(1)	14.1	1.4	15.6	(326.6)
Integration related costs(2)	4.0	12.3	23.1	36.9
Unrealized mark-to-market (gains) and losses(3)	(11.2)	103.4	0.8	166.2
Other non-core items(4)	—	(11.7)	—	(11.7)
Non-core other pension and postretirement benefits (costs), net(5)	30.5	(1.2)	30.5	0.9
Non-GAAP: Underlying pretax income (loss)	$(95.8)	$(101.7)	$(395.6)	$(435.9)
Add: Interest expense (income), net	65.0	70.2	269.8	301.9
Add: Depreciation and amortization	0.7	0.9	3.4	3.7
Non-GAAP: Underlying EBITDA	$(30.1)	$(30.6)	$(122.4)	$(130.3)

(1)	See Part II—Item 8 Financial Statements and Supplementary Data, Note 7, "Special Items" of the Form 10-K for detailed discussion of special items.

(2)

In connection with the acquisition, for the three and twelve months ended December 31, 2019, we have recorded $4.0 million and $23.1 million, respectively, of integration costs within marketing, general & administrative expenses, and for the three and twelve months ended December 31, 2018, we have recorded $12.3 million and $36.9 million, respectively, of integration costs within marketing, general & administrative expenses.

(3)

The unrealized changes in fair value on our commodity swaps, which are economic hedges, are recorded as cost of goods sold within our Corporate business activities. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility. The amounts included for the three and twelve months ended December 31, 2019, and December 31, 2018, include the unrealized mark-to-market on these commodity swaps.

(4)	A gain of $11.7 million was recognized in other income (expense) during the three and twelve months ended December 31, 2018, for the sale of a non-operating asset.

(5)

For both the three and twelve months ended December 31, 2019, activity primarily relates to a settlement charge related to certain Canada pension plans. For the three and twelve months ended December 31, 2018, activity relates to special termination benefit charges recognized in the second half of 2018 for the U.S. segment restructuring program.

Balance Sheet
Consolidated Balance Sheets

(In millions, except par value) (Unaudited)	As of
	December 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$523.4	$1,057.9
Accounts and other receivables:
Trade, less allowance for doubtful accounts of $12.1 and $14.5, respectively	705.9	736.0
Affiliate receivables	8.9	8.4
Other receivables, less allowance for doubtful accounts of $0.1 and $0.2, respectively	105.5	126.6
Inventories, less allowance for obsolete inventories of $10.8 and $16.2, respectively	615.9	591.8
Other current assets, net	224.8	245.6
Total current assets	2,184.4	2,766.3
Properties, less accumulated depreciation of $3,004.6 and $2,558.8, respectively	4,546.5	4,608.3
Goodwill	7,631.4	8,260.8
Other intangibles, less accumulated amortization of $995.1 and $810.3, respectively	13,656.0	13,776.4
Other assets	841.5	698.0
Total assets	$28,859.8	$30,109.8
Liabilities and equity
Current liabilities:
Accounts payable and other current liabilities (includes affiliate payables of $0.0 and $0.1, respectively)	$2,767.3	$2,706.4
Current portion of long-term debt and short-term borrowings	928.2	1,594.5
Total current liabilities	3,695.5	4,300.9
Long-term debt	8,109.5	8,893.8
Pension and postretirement benefits	716.6	726.6
Deferred tax liabilities	2,258.6	2,128.9
Other liabilities	406.5	323.8
Total liabilities	15,186.7	16,374.0
Molson Coors Beverage Company stockholders' equity
Capital stock:
Preferred stock, $0.01 par value (authorized: 25.0 shares; none issued)	—	—
Class A common stock, $0.01 par value per share (authorized: 500.0 shares; issued and outstanding: 2.6 shares and 2.6 shares, respectively)	—	—
Class B common stock, $0.01 par value per share (authorized: 500.0 shares; issued: 205.7 shares and 205.4 shares, respectively)	2.1	2.0
Class A exchangeable shares, no par value (issued and outstanding: 2.7 shares and 2.8 shares, respectively)	102.5	103.2
Class B exchangeable shares, no par value (issued and outstanding: 14.8 shares and 14.8 shares, respectively)	557.8	557.6
Paid-in capital	6,773.6	6,773.1
Retained earnings	7,617.0	7,692.9
Accumulated other comprehensive income (loss)	(1,162.2)	(1,150.0)
Class B common stock held in treasury at cost (9.5 shares and 9.5 shares, respectively)	(471.4)	(471.4)
Total Molson Coors Beverage Company stockholders' equity	13,419.4	13,507.4
Noncontrolling interests	253.7	228.4
Total equity	13,673.1	13,735.8
Total liabilities and equity	$28,859.8	$30,109.8

Cash Flow Statement
Consolidated Statements of Cash Flows

($ in millions) (Unaudited)	Twelve Months Ended
	December 31, 2019	December 31, 2018
Cash flows from operating activities:
Net income (loss) including noncontrolling interests	$246.2	$1,134.6
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	859.0	857.5
Amortization of debt issuance costs and discounts	13.6	12.7
Share-based compensation	8.5	42.6
(Gain) loss on sale or impairment of properties and other assets, net	614.7	(8.1)
Unrealized (gain) loss on foreign currency fluctuations and derivative instruments, net	18.9	193.1
Income tax (benefit) expense	233.7	225.2
Income tax (paid) received	(57.0)	32.3
Interest expense, excluding interest amortization	272.4	304.2
Interest paid	(285.0)	(308.7)
Pension expense (benefit)	(10.1)	(57.2)
Pension contributions paid	(5.1)	(8.9)
Change in current assets and liabilities (net of impact of business combinations) and other:
Receivables	38.5	(38.4)
Inventories	(17.7)	(10.6)
Payables and other current liabilities	(53.0)	27.6
Other assets and other liabilities	19.7	(66.6)
Net cash provided by operating activities	1,897.3	2,331.3
Cash flows from investing activities:
Additions to properties	(593.8)	(651.7)
Proceeds from sales of properties and other assets	115.9	32.5
Other	44.6	(49.9)
Net cash used in investing activities	(433.3)	(669.1)
Cash flows from financing activities:
Exercise of stock options under equity compensation plans	1.6	16.0
Dividends paid	(424.4)	(354.2)
Payments on debt and borrowings	(1,586.2)	(319.8)
Proceeds on debt and borrowings	3.0	—
Net proceeds from (payments on) revolving credit facilities and commercial paper	(4.7)	(374.3)
Other	3.7	23.4
Net cash provided by (used in) financing activities	(2,007.0)	(1,008.9)
Cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	(543.0)	653.3
Effect of foreign exchange rate changes on cash and cash equivalents	8.5	(14.0)
Balance at beginning of year	1,057.9	418.6
Balance at end of year	$523.4	$1,057.9

Reconciliations to Nearest U.S. GAAP Measures by Line Item
Fourth Quarter 2019	Three Months Ended December 31, 2019
(In millions, except per share data) (Unaudited)	Cost of goods sold	Marketing, general and administrative expenses	Operating income (loss)	Other pension and postretirement benefits (costs), net	Other income (expense), net	Net income (loss) attributable to MCBC	Net income (loss) attributable to MCBC per diluted share
Reported (U.S. GAAP)	$(1,520.0)	$(612.9)	$310.9	$(22.1)	$(14.0)	$163.7	$0.75
Adjustments to arrive at underlying:
Special items, net
Employee-related charges	—	—	41.7	—	—	41.7	0.19
Impairments or asset abandonment charges	—	—	20.5	—	—	20.5	0.09
Termination fees and other (gains) losses	—	—	(19.8)	—	—	(19.8)	(0.09)
Non-Core items
Integration related costs	0.9	5.4	6.3	—	—	6.3	0.03
Unrealized mark-to-market (gains) losses	(11.2)	—	(11.2)	—	—	(11.2)	(0.05)
Other non-core items	—	—	—	—	14.3	14.3	0.07
Non-core other pension and postretirement benefits (costs), net	—	—	—	30.5	—	30.5	0.14
Tax effects on special and non-GAAP items	—	—	—	—	—	(24.5)	(0.11)
Underlying (Non-GAAP)	$(1,530.3)	$(607.5)	$348.4	$8.4	$0.3	$221.5	$1.02

Full Year 2019	Twelve Months Ended December 31, 2019
(In millions, except per share data) (Unaudited)	Cost of goods sold	Marketing, general and administrative expenses	Operating income (loss)	Other pension and postretirement benefits (costs), net	Other income (expense), net	Net income (loss) attributable to MCBC	Net income (loss) attributable to MCBC per diluted share
Reported (U.S. GAAP)	$(6,378.2)	$(2,728.0)	$764.4	$2.9	$(14.7)	$241.7	1.11
Adjustments to arrive at underlying:
Special items, net
Employee-related charges	—	—	52.4	—	—	52.4	0.24
Impairments or asset abandonment charges	—	—	723.9	—	—	723.9	3.34
Termination fees and other (gains) losses	—	—	(67.5)	—	—	(67.5)	(0.31)
Non-Core items
Integration related costs	2.7	25.0	27.7	—	—	27.7	0.13
Unrealized mark-to-market (gains) losses	0.8	—	0.8	—	—	0.8	—
Other non-core items	—	—	—	—	16.3	16.3	0.08
Non-core other pension and postretirement benefits (costs), net	—	—	—	30.5	—	30.5	0.14
Tax effects on special and non-GAAP items	—	—	—	—	—	(40.8)	(0.19)
Underlying (Non-GAAP)	$(6,374.7)	$(2,703.0)	$1,501.7	$33.4	$1.6	$985.0	$4.54

Contacts

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